Exhibit 99

LIONS GATE ENTERTAINMENT CORP. ANNOUNCES
STOCK SALE

Gores Brothers’ ENT Holding Acquires Stake Of Lions Gate Founder
And Chairman Frank Giustra

Andre Link Named As New Chairman; Harald Ludwig Named Vice Chairman

VANCOUVER, BC, and MARINA DEL REY, CA, May 14, 2003 — Lions Gate Entertainment (AMEX and TSX: LGF) today announced that ENT Holding Corporation has purchased 2.5 million shares at $2.20 (U.S.) per share. The announcement was made by Lions Gate Chief Executive Officer Jon Feltheimer.

ENT Holding Corporation acquired its stake from Lions Gate founder Frank Giustra, who is resigning as Chairman and as a director to devote full-time attention to his role as head of the Vancouver-based mining consulting firm Endeavour Financial.

Andre Link, who has served as President of Lions Gate since April 2000 and was the founder of Lions Gate Films Corp., succeeds Giustra as Chairman of Lions Gate. Harald Ludwig, who has served on Lions Gate’s Board of Directors since its inception, has been named a Vice Chairman of the Board of Directors.

The investment was orchestrated by Sam Gores, president and founder of talent agency Paradigm. ENT Holding is backed by Mr. Gores’ brothers, Los Angeles financiers Tom T. Gores and Alec Gores.

“I am proud to have founded and helped guide the evolution of the premier independent company in the entertainment industry,” said Giustra. “We have grown all of our core businesses, achieved bottom line profitability, increased revenues nearly fourfold and created a company of substantial and unique value. Jon Feltheimer and his senior management team are superbly executing Lions Gate’s business plan, so the timing is right for me to move on, although I will maintain a common share position in the Company. I am delighted that this decision coincides with the timing of ENT Holdings’ desire to make a significant investment in Lions Gate’s future.”

“Frank should take great pride in his role as founder and a guiding force for the Company,” said Feltheimer. “Andre and I are delighted to welcome investors of this caliber, whose reputation for value creation speaks for itself, and we are pleased that they share our vision for Lions Gate. I’ve also known Sam Gores for 25 years and appreciate his role in initiating this investment.”

With Giustra’s departure, the recent death of Woody Knight and the current resignations of Joe Houssain and Doug Holtby, four Lions Gate Board of Directors seats required replacement. The four new directors are: Gary Newton, a Montreal-based senior executive with Platinum Equity, a Los Angeles-based investment firm; Mitchell Wolfe, an entertainment lawyer with the Canadian law firm of Beard Winter; David Doerksen, a Saskatchewan-based producer; and Jeff Sagansky, the preferred shareholders’ nominee and a senior executive formerly with Sony, CBS and Paxson Communications, who replaces Knight.

“On a personal and professional level, the entire Lions Gate family is saddened by the passing of Woody Knight,” said Feltheimer. “Woody epitomized the leadership, integrity and vision that reflect our business at its very best. He was a good friend and an inspiration to all of us, and he will be deeply missed.”

Lions Gate Entertainment is a leading diversified independent producer and distributor of motion pictures, home entertainment, television programming, animation and pioneering video-on-demand content. The Lions Gate brand name is synonymous with original, cutting edge, quality entertainment in markets around the globe.

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AMEX and TSX: LGF

For further information, contact:

Peter D. Wilkes, Lions Gate
310-314-9515